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ROPES & GRAY LLP
ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050
BOSTON NEW YORK PALO ALTO SAN FRANCISCO TOKYO WASHINGTON, DC www.ropesgray.com

                                 March 17, 2008

RiverSource Michigan Tax-Exempt Fund
RiverSource Special Tax-Exempt Series Trust
734 Ameriprise Financial Center
Minneapolis, MN 55474

RiverSource Tax-Exempt High Income Fund
RiverSource Tax-Exempt Income Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated September 11, 2007 between RiverSource Special Tax-Exempt Series Trust, a Massachusetts trust (the "Selling Corporation"), on behalf of one of its series, RiverSource Michigan Tax-Exempt Fund (the "Selling Fund") and RiverSource Tax-Exempt Income Series, Inc., a Minnesota corporation (the "Buying Corporation"), on behalf of one of its series, RiverSource Tax-Exempt High Income Fund (the "Buying Fund"). The Agreement describes a proposed reorganization (the "Reorganization") to occur on the date of this letter (the "Closing Date"), pursuant to which the Buying Fund will acquire all of the assets of the Selling Fund in exchange for shares of beneficial interest in the Buying Fund (the "Buying Fund Shares") and the assumption by the Buying Fund of all of the liabilities of the Selling Fund following which the Buying Fund Shares received by the Selling Fund will be distributed by the Selling Fund to its shareholders in liquidation and termination of the Selling Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 9 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     The Selling Fund is a series of the Selling Corporation, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of the Selling Fund are redeemable at net asset value at each shareholder's option. The Selling Fund has elected to be a regulated investment company for

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ROPES & GRAY LLP

RiverSource Michigan Tax-Exempt Fund                              March 17, 2008
RiverSource Tax-Exempt High Income Fund

federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Buying Fund is a series of the Buying Corporation, which is registered under the 1940 Act as an open-end management investment company. Shares of the Buying Fund are redeemable at net asset value at each shareholder's option. The Buying Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the combined Prospectus/Proxy Statement dated December 1, 2007 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof (the "Representation Letters"), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein "to the knowledge" (or similar qualification) of any person or party is true without regard to such qualification.

     The facts you have represented as to in paragraph 5 of the Representation Letter from the Buying Fund and paragraph 6 of the Representation Letter from the Selling Fund, each dated as of the date hereof, support the conclusion that, following the Reorganization, the Buying Fund will continue the historic business of the Selling Fund as an open-end investment company that seeks current income exempt from federal income tax by investing at least 80% of its net assets in municipal bonds and other debt obligations issued by or on behalf of state or local government units whose interest is exempt from federal income tax and not subject to alternative minimum tax ("AMT").

     Both Funds seek to obtain current income exempt from federal income tax by investing 80% of their net assets in municipal obligations. Both Funds may invest up to 20% in debt obligations whose interest is subject to AMT and may invest in high yield bonds in order to increase portfolio yield. The Selling Fund may invest no more than 25% of its net assets in high yield bonds. The Selling Fund's investment objectives also include earning income exempt from Michigan state and local taxes. Although the Buying Fund does not share this objective, its

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RiverSource Michigan Tax-Exempt Fund                              March 17, 2008
RiverSource Tax-Exempt High Income Fund

investments in municipal obligations are generally exempt from the state taxes of their respective issuers.

     As indicated by an analysis of the Funds' portfolios, the Funds held securities with similar characteristics. As of May 31, 2007, an arbitrarily selected date that reflects the Funds' portfolios without reference to the Reorganization (the comparison date used for all date-specific observations hereinafter, unless otherwise noted),(1) both funds invested at least 98% of their assets in US fixed income securities and did not invest in equity securities or foreign securities. Although Morningstar places the Selling Fund in the "US O[pen]E[nd] Muni Single State Long" category and the Buying Fund in the "US O[pen]E[nd] Muni National Long" category, the Funds exhibit significant similarities.(2)

     The Funds maintain investments of similar credit quality: both have an average credit quality of AA and although the Buying Fund's holdings were more evenly spread over a range of qualities, the Funds' investments overlapped in terms of credit quality by 79%. They both had extremely low percentages of their net assets invested in high-yield bonds: 0.6% in the case of The Selling Fund, and 3.6% in the case of the Buying Fund. Additionally, the average maturity of the Funds' holdings differed by only 15% (11.5 years for the Selling Fund and 13.5 years for the Buying Fund - both squarely in the intermediate-term bond category). The Funds' investments overlapped in terms of maturity by 75.3%. Specifically, there was an overlap of 15.7% in investments with 10- to 15-year maturities, 14.0% in investments with 15- to 20-year maturities, and 26.9% in investments with 20- to 30-year maturities. These numbers put both Funds in the high-intermediate Morningstar Style Box.(3)

     The average weighted coupon of the Fund's' respective portfolios varied by only 0.8% (5.07% for the Selling Fund and 5.11% for the Buying Fund). The average 30-day yields for the Funds varied by only 5.6% (3.37% for the Selling Fund and 3.57% for the Buying Fund).

     The Buying Fund exhibits a significantly higher turnover rate (30%, as compared to 6%), and produced a somewhat higher overall yield than the Selling Fund (4.02%, as compared to 3.59%). Morningstar gave them both a 2-star rating.

     The specific characteristics described above do not constitute fixed aspects of the Selling Fund and the Buying Fund's investment strategies. Rather, they reflect the fact that the Funds'

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(1)  Unless otherwise noted, all data were obtained from the Selling Fund and the Buying Fund, respectively.

(2) The Morningstar category is assigned based on the underlying securities in each portfolio over the past three years.

(3) According to Morningstar, the Morningstar Style Box is based on the most recently available portfolio at the time of analysis, which can differ from a fund's historic holdings. It is a nine-square grid that provides a graphical representation of the investment style of stocks and mutual funds. For bond funds, it classifies securities according to average term length (the horizontal axis) and average quality rating (the vertical axis) to show interest-rate sensitivity and credit quality.

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RiverSource Michigan Tax-Exempt Fund                              March 17, 2008
RiverSource Tax-Exempt High Income Fund

similar investment strategies led them to react similarly to the market conditions in existence prior and without reference to the proposal to merge the Selling Fund into the Buying Fund.

     Given the similarity of the Funds, at least 33-1/3% of the Selling Fund's portfolio assets will not be required to be sold in order to comply with the Buying Fund's investment objectives, strategies, policies, risks and restrictions. The Buying Fund has no record, plan or intention of changing any of its investment objectives, strategies, policies, risks or restrictions following the acquisition. The Buying Fund will invest all assets acquired from the Selling Fund in a manner consistent with the Funds' shared investment strategies as described above and reflected by the aforementioned portfolio data.

     Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that, subject to the final two paragraphs hereof, for U.S. federal income tax purposes:

     (i) The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Buying Fund and the Selling Fund will each be a "party to a reorganization" within the meaning of
          Section 368(b) of the Code;

     (ii) Under Section 1032 of the Code, no gain or loss will be recognized by the Buying Fund upon the receipt of the assets of the Selling Fund in exchange for Buying Fund Shares and the assumption by the Buying Fund of the liabilities of the Selling Fund;

     (iii) Under Section 362(b) of the Code, the basis in the hands of the Buying Fund of the assets of the Selling Fund transferred to the Buying Fund in the Reorganization will be the same as the basis of such assets in the hands of the Selling Fund immediately prior to the transfer;

     (iv) Under Section 1223(2) of the Code, the holding periods of the assets of the Selling Fund in the hands of the Buying Fund will include the periods during which such assets were held by the Selling Fund;

     (v) Under Section 361 of the Code, no gain or loss will be recognized by the Selling Fund upon the transfer of the Selling Fund's assets to the Buying Fund in exchange for Buying Fund Shares and the assumption by the Buying Fund of the liabilities of the Selling Fund, or upon the distribution of Buying Fund Shares by the Selling Fund to its shareholders in liquidation;

     (vi) Under Section 354 of the Code, no gain or loss will be recognized by the Selling Fund shareholders upon the exchange of their Selling Fund shares for Buying Fund Shares;

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RiverSource Michigan Tax-Exempt Fund                              March 17, 2008
RiverSource Tax-Exempt High Income Fund

     (vii) Under Section 358 of the Code, the aggregate basis of Buying Fund Shares a Selling Fund shareholder receives in connection with the Reorganization will be the same as the aggregate basis of his or her Selling Fund shares exchanged therefor;

     (viii) Under Section 1223(1) of the Code, a Selling Fund shareholder's holding period for his or her Buying Fund Shares will be determined by including the period for which he or she held the Selling Fund shares exchanged therefor, provided that he or she held such Selling Fund shares as capital assets; and

     (ix) The Buying Fund will succeed to and take into account the items of the Selling Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

     We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or (ii) upon the termination thereof or the transfer of such asset without reference to whether such a termination or transfer would otherwise be a taxable transaction.

     In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company that invested in corporate stocks and bonds by an investment company that invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005, one of which we understand involved the combination of a state-specific tax-exempt selling fund with a national tax-exempt buying fund, suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Reorganization are distinguishable from those in the ruling.

     We believe that the Buying Fund and the Selling Fund are both engaged in the same line of business: each is an open-end management investment company that seeks current income exempt from federal income tax by investing in municipal obligations. The Selling Fund's investment objectives also include earning income exempt from Michigan state and local taxes. Although the Buying Fund does not share this objective, its investments in municipal obligations are generally exempt from the state taxes of their respective issuers. The Funds' portfolios are

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RiverSource Michigan Tax-Exempt Fund                              March 17, 2008
RiverSource Tax-Exempt High Income Fund

substantially similar in terms of asset allocation. After the Reorganization, the Buying Fund will continue that line of business for the benefit of the stockholders of both the Selling and the Buying Funds. Although the Buying Fund will dispose of securities formerly held by the Selling Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that the Buying Fund will have continued the historic business of the Selling Fund for the benefit of, among others, the historic stockholders of the Selling Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. However, because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.


                                        Very truly yours,


                                        /s/ Ropes & Gray LLP
                                        Ropes & Gray LLP

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